NEWS
For Immediate Release

GLOBALSTAR ANNOUNCES THIRD QUARTER RESULTS FOR 2011

Key Quarterly Highlights:
•	Globalstar launched six new satellites in July thereby completing the launch of 12 satellites for its second-generation constellation
•	New second-generation satellites began providing improved voice and duplex data services for North American customers as the Company completed French authorization of its new satellite constellation
•	Globalstar activated more than 30,000 M2M Simplex data and SPOT product family units during the quarter

Covington, LA. —  (November 8, 2011) – Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, governments and consumers, today announced its operational and financial results for the three-month period ended September 30, 2011.

Major Company Highlights:

•
On July 14th the Company announced that six new second-generation Globalstar satellites were successfully launched from the Baikonur Cosmodrome in Kazakhstan.  With this launch Globalstar has successfully launched 12 of its second-generation satellites .  The new constellation of satellites is fully backwards compatible and is designed to support the Company’s mobile satellite voice and duplex data products as well as its SPOT product family devices and Globalstar’s simplex asset tracking solutions.  Further updates regarding the second-generation constellation will be provided during the earnings call.

•
On August 29th Globalstar announced that the French Minister in charge of Space Operations had issued to Globalstar its final authorization to operate its second generation constellation of satellites. Consequently, in early September, the Company announced that it had started processing commercial mobile satellite telephone calls for customers throughout the United States, Canada, Northern Mexico, Puerto Rico and the surrounding regions using its new second-generation satellites. Globalstar voice and duplex data customers in these regions began experiencing improved coverage availability and call performance due to the activation of the Company's six ground stations located throughout North America.

•
Globalstar continued to establish both its Simplex commercial M2M asset tracking business and its Simplex consumer retail market success primarily with the enhanced SPOT Satellite GPS Messenger™.  During the three-month period ended September 30, 2011, the Company recorded over 30,000 Simplex data and SPOT product family activations. Consequently Globalstar recorded total revenue of approximately $18.2 million for the three-month period ended September 30, 2011.

Total Revenue, Adjusted EBITDA Loss and Net Loss for the three-month period ended September 30, 2011 were $18.2 million, $1.6 million and $0.1 million respectively compared to $18.2 million, $2.1 million and $24.5 million for the same three-month period in 2010.   The decreased net loss was primarily due to changes in non-cash items, including an increase in derivative gain/loss of approximately $32.9 million, partially offset by an increase in depreciation, amortization and accretion expense of $4.8 million related primarily to the new second-generation satellites coming into service. Globalstar’s consolidated statements of operations and other financial and operating information, for the three-month period ended September 30, 2011, appear later in this press release.

Conference Call Note
The earnings conference call scheduled for today, November 8, 2011 at 5:00 p.m. Eastern Time, will discuss the third-quarter results for 2011 and other matters.

Details are as follows:

Earnings Call:	Dial: 866.700.0161 (US and Canada), 617.213.8832 (International) and participant pass code # 27665616

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 8:00 p.m. ET on November 8, 2011. Dial: 888.286.8010 (US and Canada), 617.801.6888 (International) and pass code #34427135

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services.  Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, the SPOT Satellite GPS Messenger and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.  All SPOT products described in this press release are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

###

For further media information:
Globalstar, Inc.
Dean Hirasawa
(985) 335-1505
Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release may contain certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding the Company’s ability to develop and expand its business, its anticipated capital spending (including for future satellite procurements and launches), its ability to manage costs, its ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes, the opportunities for strategic business combinations and the effects of consolidation in its industry on the Company and its competitors, its anticipated future revenues, its anticipated financial resources, its expectations about the future launches and operational performance of its satellites (including their projected operational lives), the expected strength of and growth prospects for the Company’s existing customers and the markets that it serve, commercial acceptance of its new Simplex products, including its SPOT satellite GPS messenger TM products, problems relating to the ground-based facilities operated by the Company or its independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis and other statements contained in this release regarding matters that are not historical facts, involve predictions.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Globalstar undertakes no obligation to update any such statements. Additional information on factors that could influence the Company’s financial results is included in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30, 2011	September 30, 2010
Revenues:
Service revenues	$14,198	$13,389
Subscriber equipment sales	3,989	4,834
Total revenue	18,187	18,223
Operating expenses:
Cost of services (exclusive of depreciation, amortization,
and accretion shown separately below)	8,332	7,995
Cost of subscriber equipment sales	2,871	3,329
Reduction in the value of assets	3,038	-
Reduction in the value of equipment	979	-
Marketing, general, and administrative	12,249	12,911
Depreciation, amortization, and accretion	12,106	7,301
Total operating expenses	39,575	31,536
Loss from operations	(21,388)	(13,313)
Other income (expense):
Interest income	3	63
Interest expense, net of amounts capitalized	(1,235)	(1,202)
Derivative gain (loss)	23,793	(9,150)
Other	(1,876)	(883)
Total other income (expense)	20,685	(11,172)
Loss before income taxes	(703)	(24,485)
Income tax (benefit)/expense	(22)	8
Net loss	$(681)	$(24,493)

Loss per common share:
Basic	$(0.00)	$(0.09)
Diluted	(0.00)	(0.09)

Weighted-average shares outstanding
Basic	295,513	287,502
Diluted	295,513	287,502

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP.  A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

GLOBALSTAR, INC.
RECONCILIATION OF GAAP TO ADJUSTED EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2011	September 30, 2010

Net loss	$(681)	$(24,493)

Interest and derivative (income)/expense	$(22,561)	$10,289
Income tax (benefit)/expense	(22)	8
Depreciation, amortization, and accretion	12,106	7,301

EBITDA (1)	$(11,158)	$(6,895)

Reduction in the value of equipment and assets	4,017	1,903
Non-cash compensation	455	890
Research and development	634	1,116
Severance	668	933
Other loss/(income)	1,876	(1,021)
Other one time non-recurring items	1,918	928

Adjusted EBITDA (2)	$(1,590)	$(2,146)

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative gains/losses.  EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the Company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The Company uses EBITDA as a supplemental measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the Company believes it best reflects changes across time in the company’s performance, including the effects of pricing, cost control and other operational decisions.  The Company’s management uses EBITDA for planning purposes, including the preparation of its annual operating budget.  The Company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations.  Because of these limitations, the Company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

(2)
Adjusted EBITDA is further adjusted to exclude non-cash compensation expense, reduction in the value of assets, foreign exchange gains/(losses), R&D costs associated with the development of new consumer products, and certain other one-time charges.  Management uses Adjusted EBITDA in order to manage the Company’s business and to compare its results more closely to the results of its peers.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(Dollars in thousands, except ARPU)
(Unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2011			September 30, 2010

	Service	Equipment	% of Total	Service	Equipment	% of Total
Revenue
Duplex	$5,154	$341	30%	$5,892	$593	36%
SPOT	4,941	2,040	38%	4,436	2,032	36%
Simplex	1,555	1,312	16%	1,199	1,843	17%
IGO	434	338	4%	251	259	3%
Other	2,114	(42)	12%	1,611	107	8%
	$14,198	$3,989	100%	$13,389	$4,834	100%

Average Subscribers
Duplex			93,516			98,072
SPOT			185,903			133,637
Simplex			130,259			121,974
IGO			48,106			60,437

ARPU (1)
Duplex			$18.37			$20.03
SPOT			8.86			11.06
Simplex			3.98			3.28
IGO			3.01			1.38

(1)  Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of retail subscribers during that month.  Average monthly revenue per user as so defined may not be similar to average monthly revenue per user as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income.  The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers